Exhibit 11

                       AZTAR CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
          For the periods ended October 2, 1997 and September 26, 1996
         ---------------------------------------------------------------
                      (in thousands, except per share data)


                                        Third Quarter       Nine Months
                                     ------------------  ------------------
                                       1997      1996      1997      1996
                                     --------  --------  --------  --------
Net income                           $  3,243  $     47  $  9,349  $    856
Deduct: preferred stock dividend
 and losses on redemption (net of
 income taxes credited to retained
 earnings)                               (152)     (177)     (480)     (501)
                                     --------  --------  --------  --------

Net income applicable to
 computation                         $  3,091  $   (130) $  8,869  $    355
                                     ========  ========  ========  ========
Weighted average common shares
 assuming no dilution                  45,164    42,518    45,097    39,738
  Common equivalent shares
   Additional shares applicable to
     stock options based on the
     weighted average market price        625     1,186       671     1,140
                                     --------  --------  --------  --------
Weighted average common shares
 applicable to net income per
 common and common equivalent
 share                                 45,789    43,704    45,768    40,878

   Shares applicable to stock
     options based on exercises
     during the period and/or
     the market close price at
     the end of the period                 67         3        37        29

  Conversion of preferred stock at
   the stated rate                        901       953       915       966
                                     --------  --------  --------  --------
Weighted average common shares
 assuming full dilution                46,757    44,660    46,720    41,873
                                     ========  ========  ========  ========

Net income per common and common
 equivalent share                    $    .07  $     --  $    .19  $    .01

Net income per common share
 assuming full dilution              $    .07  $     --  $    .19  $    .01